EXHIBIT 23.03

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212703) and Form S-8 (Nos. 333-202005, 333-142873, 333-123242 and 333-216312) of Brooks Automation, Inc. of our report dated November 17, 2017 relating to the financial statements of ULVAC CRYOGENICS INCORPORATED, which appears in this Form 10-K of Brooks Automation, Inc.

/s/ PricewaterhouseCoopers Aarata LLC

Tokyo, Japan

November 17, 2017